Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION
October 28, 2016
Quantenna Communications, Inc.
3450 W. Warren Avenue
Fremont, California 94538

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Quantenna Communications, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 12,855,501 shares of Common Stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 4,495,266 shares of Common Stock reserved for issuance under the 2016 Omnibus Equity Incentive Plan, (ii) 2,000,000 shares of Common Stock reserved for issuance under the 2016 Employee Stock Purchase Plan, (iii) 1,653,380 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2016 Equity Incentive Plan, and (iv) 4,706,855 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2006 Stock Plan (which plans are referred to herein as the “Plans”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.